Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
VelocityShares™ 3x Inverse Silver ETN Linked to the S&P GSCI® Silver Index ER due October 14, 2031	$3,387,970	$393.68

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

April 3, 2015

Amended & Restated Pricing Supplement Addendum No. 519/A* dated April 3, 2015

To the Pricing Supplement No. VLS ETN-2/A9 dated December 27, 2013,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares™ 3x Inverse Silver ETN Linked to the S&P GSCI® Silver Index ER due October 14, 2031 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D654/US22542D6546

NYSE Arca Ticker Symbol:	DSLV

Aggregate Offering Price of ETNs:	$3,387,970

Public Offering Price per ETN:	$67.7594

Principal Amount of ETNs:	$2,500,000

Principal Amount per ETN:	$50

Trade Date:	March 18, 2015

Settlement Date:	March 19, 2015

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor's option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

*This amended and restated pricing supplement addendum amends, restates and supersedes Pricing Supplement Addendum No. 519 dated February 18, 2015.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-18 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

(1)	Already Paid.